Exhibit 3.29(a)
DELAWARE CERT1FICA OF INCORJORTION
OF
BEAU. INVESTMENT CORPORATION, INC. THE UNDERSIGNED acting as the incorporator of a corporation under and in accordance with the General Corporation Law of the State of Delaware, hereby adopts the following Certificate of Incorporation for such corporatjon
Article I The name of the corporation is BE4[L TNVESTjT CORYORAnON INC.
Article [I The purpose for ‘which the Corporarjo is organized is the transaction of any or all law-fiji acts and activities for which corporatior may be Incorporated under the General Corporion Law of the State of Delaware
Article itt The aggregate number of shares of capital stock that the Corporation shall have authority to issue is I ,000, par value $0.01 per share. All of such shares shall be common stock of the corporation Unless specifically provided orherwisc bcrcin., the holders of such shares shalt be entitled to one vote for each share held in any stockholder vote in which any of such holders is entitled to participate.
The board of directors may determine the powers, designations preferenc and relative. panicipating optional or other special rights, including voting rights, and the qualificatjons, limitations or restrictjo thereof, of each class of capital stock and of each series within any such class and may increase Or decrease the number of shares within each such class or series; pçvicleJ however, that the board of directors may not decrease the number of shares within a class or series to less than the number of shares within such class or series that are then issued and may not increase the number of shares within a series above the total number of authorized shares of the applicable class for which the powers, designaUor, prefcrcnces and rights have not otherwise been set forth herein. Article Pv’ The Street address of the initial registcrxj office of the corporation is 300 Delaware STATE OF DELAWARE SECRETARY OF STA FE “TVTSION OF CORPORATIONS D 09:00 AM 02/08/2000 001063888 - 3173502

Avemc, Ninth Floor, DE-5403, Wilmington, Delaware 19801, and the name of its initial registered ag.nt at ch address Is Griffin Corporate Services, Jn., in the cty of New Castle.
Article V The name and address of the incorporator is as kHows:
Name Addre Joan Dobrzynski 300 Delaware Avenue, Ninth Floor, DE-5403
Wilmington, Delaware 19801 Article VI
The powers of the incorporator ahaU terminate upon the fihin of this Certificate of Lcocporatioo. and the following persona shall thereupon serve as directors of the Corporation uri1 the first anaual meing of stockholders or until their successors are duly elected and qualified:
Name Address
Joan Dobrzynski 300 Delaware Avenue, Ninth Floor, DE-5403
Wilmington, DeLaware 19801
Linda Bubacz 300 Delaware Avenue, Ninth Floor, DE-5403
Wilnuiiton, Delaware 19801 Article VU
To the fullest extent permitted by the General Corporation Law of the Staxe of Delaware, as the same exists or may hereafter be amended, a director of the Corporatirn shall not be Liable to the Coporanon or its stockholders für monmaxy damages for breach of flducliiy duty as a dirtor Any repeal or amendment of this Article VI!by the stockholders of the Coqc,rstioa or by changes in applicable law shall, to the extant peirmined by pllcsb1e law, be prospective only, and shall not adversely affect any limitation on the personal liability of any diictor of the Corporwdcm at the time of such repeal or amendment.
Article Viii The Corporation shall indemnify any person who was or is a party or is threatened to be mad. a patty to any tbreatamed. pending or completed action, tit or proceeding, wbetl civIl, crimina1, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding and any inquiry or investigation that coald lead to such an action, suit or proceeding (whether or ixt by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another Corporation, partnership, joint venture, sole proprietorship, trust, nonproth entity, employee benefit plan or other enterprise, against all judgments, penalties (including excise and similar taxes), fines, seniements and expenses (including attorneys’ fees and court costs) actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted by any applicable law, and such indemnity shall inure to the benefit of the heirs, executors and administrators of any such person so indemnifIed pursuant to this Article VIII.The right to indemnification under this Article Viii shall be a contract right and shall include, with respect to directors and officers, the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay alt amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article VIIIor otherwise. The Corporation may, by action of its board of directors, pay such expenses incurred by employees and agents of the Corporation upon such terms as the board of directors deems appropriate. The indemnification and advanccment of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other right to which those seeking indem.nificatjon may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. Any repeal or amendment of this ArticLe VIIIby the stockholders of the Corporation or by changes in applicable law shall, to the extent permitted by applicable law, be prospective only, and not adversely affect the indemnification of any person who may be indemnified at the time of such repeal or amendment. Article IX The Corporation elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.
Article X
No contract or other transaction between the Corporation arid any other Corporation and no other acts of the Corporation with relation to any other Corporation shall, in the absence of fraud, in any way be invalidated or otherwise affected by the fact that any one or more of the directors or officers of the Corporation are pecuniarily or otherwise interested in, or are directors or officers of. such other Corporation. Any director or officcr of the Corporation individu8lly, or any finn or association of which any director or officer may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, provided that the Icc that such person individually or as a member of such firm Or association is such a party or is so interested shall be disclosed or shall have been known to the board of directors or a majority of such members thereof as shall be present at any meeting of the board of O’29.OCC SAN A_TONrO I336I v2 3 directors at which action upon any such contract or transaction shall be taken; and any director of the Corporation who is also a director or officer of such other Corporation or who is such a party or so interested may be counted in determining the existence of a quorum at any meeting of the board oIdirectors during which any such contract or transaction shall be authorized and may vote thereat to authorize any such contract or transaction, with like force and effect as if such person were not such a director or officer of such other Corporation or nor so interested. Any director of the Corporation may vote upon any contract or any other transaction between the Corporation and any subsidiary or affiliated corporation without regard to the fact that such person is also a director or officer of such subsidiary or affiliated corporation. Any contract, transaction or act of the Corporation or of the directors that shall be ratified at any annual meeting of the stockholders of the Corporation, or at any special meeting of the stockholders of the corporation, or at any pecial meeting cailed for such purpose, shall, insofar as permitted by law, be as valid and as binding as though ratified by every stockhoLder of the Corporation; provided, however, that arty failure of the stockholders to approve or ratif,,r any such contract, transaction or act, when and if submitted, shall not be deemed in any way to invalidate the same or deprive the Corporation, its directors, officers or employees, of its or their right to proceed with such contract, transaction or act.
Subject to any express agreement that may from time to time be itt effect, any stockholder, director or officer of the Corporation may carry on and conduct in such person’s own right and for such person’s own personal account, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director or stockholder of any Corporation, or as a participant in any syndicate, pooi, trust or association, any business that competes with the business of the Corporation and shall be free in all such capacities to make investments in any kind of property in which the Corporation may make investments.
Article XI
Election of directors need not be by written ballot. Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares thcn entitled to vote at an election of directors, except as otherwise provided by law. In furtherancc and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to adopt the original bylaws of the Corporation, to amend or repeal the bylaws or to adopt new bylaws, subject to any limitations that may be contained in such bylaws.
[Signature page follows]
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iN WITNESS WHEREOF. the incorporator of the Corporation hereto has caused this Certificate of Incorporation to be duly executed as of February 8, 2000. bry-nski, Ir1co
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